Exhibit 10.12

ATRECA, INC.

PERFORMANCE BONUS PLAN

Approved by the Compensation Committee of the Board of Directors: March 10, 2020

PURPOSE

The Atreca, Inc. Performance Bonus Plan (the “Plan”) is designed to allow all eligible Atreca, Inc. (“Atreca” or “Company”) employees eligibility for a discretionary bonus based on the Company’s and the individual employee’s performance.  The primary purpose of the Plan is to create a standardized and transparent bonus plan to reward strong corporate and individual performance.

Typically, the Company will evaluate corporate and individual performance and pay discretionary bonuses, if any, on an annual basis.

PLAN YEAR

The “Plan Year” is the Company’s calendar year: January 1 through December 31.

ELIGIBILITY

All regular, full-time employees of the Company (and certain regular part-time employees), who have been notified in writing of their eligibility are considered eligible Plan Participants (“Plan Participants”).  Exempt and non-exempt employees are eligible to be Plan Participants.

In order to earn and receive payment of a bonus under the Plan, Plan Participants must be active employees of the Company on the date that bonuses are paid under the Plan. As explained below, the dates of bonus payments will be determined solely by the Company.

Plan Participants must be in good standing as defined solely by the Company in order to be eligible to receive the bonus under the Plan.

Eligible employees who join the Company after January 1 but before November 1 may be eligible to receive a prorated bonus for that Plan Year.  Employees who join the Company during this time period will be notified by the Company of their eligibility to participate in the Plan.  Employees who join the Company after November 1 will not be eligible to participate in the Plan for that Plan Year.  Any prorated bonus will correspond to the amount of time the Plan Participant was an active employee of the Company during that Plan Year.

Plan Participants on a Company-approved leave of absence may be eligible for a partial or prorated bonus in the Company’s discretion.

BONUS TARGETS

Each Plan Participant has a target bonus amount, expressed as a percentage of the Plan Participant’s Base Pay (as defined below) earned during the Plan Year, determined by a Plan Participant’s level at the

Company, among other factors (the “Bonus Target”).  The amount of a Plan Participant’s actual bonus will be determined as described below.

For purposes of the Plan, “Base Pay” means the actual base earnings of a Plan Participant for the Plan Year, excluding any bonuses, commissions, reimbursements, fringe benefits, and any other compensation that is not part of a Plan Participant’s base salary/hourly wage.  Base Pay will be determined before any deductions for taxes or benefits and deferrals of compensation pursuant to any Company-sponsored plan.

BONUS WEIGHTING

Each Plan Participant’s bonus amount will be determined based on the applicable weighting between corporate and individual performance, based on a Plan Participant’s level at the Company, as follows:

Level	Weighting (corporate performance/individual performance) (%)
Chief Executive Officer (“CEO”)	100% corporate performance/0% individual performance
Vice President and above	75% corporate performance/25% individual performance
Below Vice President	50% corporate performance/50% individual performance

DETERMINATION OF BONUS AMOUNTS

The exact amount of a Plan Participant’s actual bonus (if any) will be determined by the Company’s Board of Directors (the “Board”), the Compensation Committee of the Board (the “Compensation Committee”), the CEO, and/or other members of the Company’s management, as applicable and in its/their discretion, and will be based on a variety of factors deemed relevant including:

•     The Company’s performance, including without limitation, achievement of its annual corporate performance objectives and results; and

•     The Plan Participant’s performance, including without limitation, achievement of his or her annual individual performance objectives and results.

Shortly after the end of the Plan Year, the Board and the Company’s management will evaluate the Company’s achievement of its annual corporate performance objectives and results and determine the total pool for all bonuses.  Shortly thereafter, each Plan Participant’s manager, in consultation with the Compensation Committee, the CEO, and/or other members of the Company’s management, as applicable, and Human Resources, will evaluate each Plan Participant’s annual individual performance, including without limitation, achievement of his or her annual individual performance objectives and results, performance of his or her general job duties and responsibilities, and qualitative factors related to his or her individual performance and the Company’s values, among other factors.

All bonus amounts (if any) will be subject to upward or downward adjustment by, and approval of, the Board, the Compensation Committee, the CEO, or other members of the Company’s management, as applicable.

No bonuses or bonus amounts are guaranteed for any Plan Participants for any Plan Year.

BONUS PAYMENTS

Plan Participants may earn and be paid a bonus following the close of the Plan Year, and in any event bonuses (if any) will be paid no later than March 15 of the following year.  The exact dates of bonus payments, if any, will be determined by the Company, in its sole discretion.

Bonus approval decisions and bonus payment amounts will be final and binding.  The Plan Participant must be an active employee on the date of payment in order for bonus amount to be earned.

For the avoidance of doubt, it is intended that the Plan satisfy the exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance issued thereunder and any state law of similar effect provided under Section 1.409A-1(b)(4) of the Treasury Regulations as “short term deferrals,” and the Plan shall be administered and interpreted to the greatest extent possible in compliance with such intent.  All bonus payments earned under the Plan will be made net of all applicable taxes and withholdings.

MISCELLANEOUS

Participation in this Plan is not an agreement (express or implied) between the Plan Participant and the Company that the Company will employ the Plan Participant for any specific period of time, nor does it contemplate any agreement for continuing or long-term employment.  Except as may otherwise be specified in a Plan Participant’s individual employment agreement, the Plan Participant and the Company each have the right to terminate the employment relationship at any time, with or without cause and with or without advance notice.  This at-will employment relationship can only be modified by an agreement signed by the Plan Participant and the CEO.

No Plan Participant shall attempt to earn a bonus by engaging in any conduct which violates any anti-trust laws, other laws, or the Company’s ethical standards, policies, or practices.  A Plan Participant shall not pay, offer to pay, assign or give any part of his or her bonuses, compensation, or anything else of value to any agent, customer, supplier or representative of any customer or supplier, or to any other person, as an inducement or reward for direct or indirect assistance in earning a bonus.  Any violation of this Plan, or the Company’s ethical standards, policies, or practices, will mean that a Plan Participant is not employed in good standing, and could subject the employee to disciplinary action up to and including termination of employment, in addition to revocation of any bonus under this Plan to which the employee otherwise would be entitled.

This document highlights the principal features of the Plan, but it does not describe every situation that can occur.  The Company and the Board retain the right to interpret, revise, modify or terminate the Plan at its sole discretion at any time.  Furthermore, the Company reserves the right to make any reasonable adjustments to the Plan without advance notice to Plan Participants, including but not limited to project assignments, level and/or salary changes affecting Bonus Targets, the ability to award bonus payments beyond Bonus Targets for exceptional performance, or as otherwise necessary to reflect business and economic conditions.  The Company further retains full and final discretion to determine whether a Plan Participant has earned any bonus pursuant to the Plan.  All such determinations will be final and binding.

Except as otherwise determined in writing by the CEO or the Board, as applicable, this document replaces and supersedes any previous performance bonus plans and any written or verbal representations regarding annual performance bonuses, including any provisions stated in the Plan Participant’s offer letter or employment agreement specifying eligibility, amount, and participation in any incentive or bonus program which are inconsistent with this Plan.  Participation in the Plan during the Plan Year will not convey any entitlement to participate in this or future plans or to the same or similar bonus benefits or opportunities.

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